United States Securities and Exchange Commission
Washington, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )
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Endeavour International Corporation

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1000 Main Street, Suite 3300
Houston, Texas 77002
April 27, 2006
Dear Stockholder:
     We invite you to attend the Annual Meeting of Stockholders of Endeavour International Corporation, which will be held on Thursday, June 1, 2006, at 10:00 a.m., local time, at the Four Seasons Hotel Houston, 1300 Lamar Street, Houston, Texas. At the meeting, you will hear a report on our business and have the opportunity to meet with our directors and executives.
     The materials enclosed include the formal notice of the meeting, the proxy statement, the proxy card and the annual report. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. It also describes how our board of directors operates and gives certain information about the Company. The annual report includes financial information and results for 2005.
     Regardless of the size of your holdings, it is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete, sign and return the enclosed proxy card in the accompanying envelope or vote via the telephone or the Internet.
     Thank you for your cooperation and continued support.
Sincerely,

William L. Transier	John N. Seitz
Co-Chief Executive Officer and Director	Co-Chief Executive Officer and Director

Notice of Annual Meeting of Stockholders
To be Held June 1, 2006

Dear Stockholder:
     You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Endeavour International Corporation, a Nevada corporation, which will be held on Thursday, June 1, 2006, at 10:00 a.m., local time, at the Four Seasons Hotel Houston, 1300 Lamar Street, Houston, Texas. The Annual Meeting will be held for the following purposes:
1.	To elect two Class II directors to each serve three-year terms;

2.	To amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000; and

3.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.
     The close of business on April 10, 2006 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.
     Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy or vote via the telephone or the Internet as promptly as possible to ensure that your shares will be represented. Please see the enclosed proxy card for specific instructions. Your Internet and telephone votes must be received before 12:00 midnight, Eastern Daylight Savings Time on the evening of May 31, 2006. A self-addressed, postage paid envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.
By Order of the Board of Directors,

H. Don Teague
Secretary
April 27, 2006

Endeavour International Corporation
1000 Main Street, Suite 3300
Houston, Texas 77002

Proxy Statement

Solicitation and Revocability of Proxies
     The enclosed proxy is solicited by and on behalf of the board of directors of Endeavour International Corporation, a Nevada corporation, for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 1, 2006, at 10:00 a.m., local time, at the Four Seasons Hotel Houston, 1300 Lamar Street, Houston, Texas, or at any adjournment(s) or postponement(s) thereof. Unless the context otherwise requires, references to the “Company”, “Endeavour”, “we”, “us” or “our” mean Endeavour International Corporation or any of our subsidiaries. The solicitation of proxies by the board of directors will be conducted primarily by mail. Georgeson Shareholder Communications, Inc. has been retained to assist us in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $7,500, plus out-of-pocket expenses. In addition, our directors, officers and employees may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. We will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our common stock and our Series B preferred stock. The costs of the solicitation will be borne by us; provided however, that we will not bear any costs related to an individual stockholder’s use of the Internet or telephone to cast their vote. This proxy statement and the proxy card were first mailed to our stockholders on or about May 4, 2006.
     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by (a) the execution and submission of a later dated proxy, (b) written notice to the Secretary of the Company or (c) voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.
     Stockholders of record may vote their shares via telephone (by calling 1-866-626-4508) or via the Internet (by entering the following website www.votestock.com). In both methods of voting, the control number found on your proxy card will be needed. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker and stockholders should follow the voting instructions on the form they receive from their bank or broker. Telephone and internet voting will close at 12:00 midnight, Eastern Daylight Savings Time, on the evening before the Annual Meeting.

     Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. The persons named as proxies on the proxy card were designated by the board of directors. Any proxy given pursuant to such solicitation and received prior to the Annual Meeting will be voted as specified in such proxy. Unless otherwise instructed or unless authority to vote is withheld, properly executed and returned proxies will be voted FOR the election of the nominees to the board of directors, FOR approval of the amendment to the Company’s Amended and Restated Articles of Incorporation and in accordance with the judgment of the persons named in the proxy on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
     At the close of business on April 10, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 79,022,084 outstanding shares of common stock and 19,714 shares of Series B preferred stock. Each stockholder is entitled to one vote for each share of common stock and one vote for each share of Series B preferred stock. Holders of common stock and Series B preferred stock will vote together as a single class on the matters to be voted on at the Annual Meeting. The common stock and Series B preferred stock are the only classes of outstanding securities entitled to notice of and to vote at the Annual Meeting. In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present or represented by proxy. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present. Our assistant secretary will tabulate the votes cast by proxy or in person at the Annual Meeting.
     Our annual report to stockholders and Form 10-K/A for the year ended December 31, 2005, including financial statements, is being mailed with the enclosed proxy to all stockholders entitled to vote at the Annual Meeting. The annual report and Form 10-K/A do not constitute a part of this proxy soliciting material.

Election of Directors
(Proposal One)
     Two directors are to be elected at the Annual Meeting. Our Amended and Restated Bylaws provide for one to fifteen directors (as determined by resolution of the board of directors) to be divided into three classes consisting of Class I, Class II and Class III directors, the terms of office of which are currently scheduled to expire, respectively, on the dates of our annual meetings of stockholders in 2008, 2006 and 2007. At each annual meeting of stockholders the directors of the class elected at such meeting will serve for three-year terms. The two nominees, who are both current members of the board, are to be elected as Class II directors for a three-year term expiring at our annual meeting of stockholders in 2009. Each such director will hold office until his or her successor is duly elected and qualified. There is no cumulative voting in the election of directors and the Class II directors will be elected by a plurality of the votes cast at the Annual Meeting.
     The board of directors recommends voting “For” the election of each of the director nominees.
     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, when properly executed and returned, will be voted FOR the election of the nominees listed below. Although the board of directors does not contemplate that either nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the board of directors.
Nominees for Election
     The following table sets forth information regarding the names, ages and principal occupations of the nominees and the continuing directors, directorships in other companies held by them and the length of continuous service as a director of the Company:
Nominees for Election at the Annual Meeting

Class II Directors	Principal Occupation and Directorships	Age
Nancy K. Quinn	Principal of Hanover Capital LLC; Director of Atmos Energy Corporation; Director of the Company since March 2004	52

John N. Seitz	Co-Chief Executive Officer of the Company; Director of Input/Output Inc. and Elk Resources, Inc.; Director of the Company since February 2004	54

Continuing Directors

Class I Directors	Principal Occupation and Directorships	Age
John B. Connally III	Independent Oil and Gas Investor; Founder and Principal of Pure Gas Partners, Ltd.; Director of Pure Energy Group, Inc.; Director of the Company since May 2002	59

William L. Transier	Co-Chief Executive Officer of the Company; Director of Reliant Energy, Inc. and Helix Energy Solutions Group, Inc.; Director of the Company since February 2004	51

Class III Director	Principal Occupation and Directorships	Age
Barry J. Galt	Director of Dynegy, Inc., Trinity Industries, Inc. and Abraxas Petroleum Company; Director of the Company since May 2004	72
     Each of the nominees and directors named above have been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:
     Mr. Connally served as president, chief executive officer and a director of BPK Resources, Inc., a gas and oil exploration company whose shares traded on the OTC Bulletin Board, from 2002 to April 2004 and principal and officer of Graver Manufacturing Company from 2000 to 2001.
     Mr. Transier served as executive vice-president and chief financial officer for Ocean Energy, Inc. from 1999 to 2003, prior to its merger with Devon Energy Corporation, and from its formation in November 2003 until its merger with the Company in February 2004, he served as co-chief executive officer of NSNV, Inc.
     Ms. Quinn was a director of Louis Dreyfus Natural Gas Co. from May 1999 to October 2001.
     Mr. Seitz served as chief executive officer, chief operating officer and president of Anadarko Petroleum Corporation from 2002 to 2003, and as president and chief operating officer of Anadarko Petroleum Corporation from 1999 to 2003, and from its formation in November 2003 until its merger with the Company in February 2004, he served as co-chief executive officer of NSNV, Inc.
     Mr. Galt served as director for Ocean Energy, Inc. (and its predecessor company, Seagull Energy Corporation (“Seagull”) from 1983 to 2003, prior to its merger with Devon Energy Corporation, and as chairman and CEO of Seagull from 1983 to his retirement in 1998.

Security Ownership of Certain Beneficial Owners, Directors and Management
     Common Stock. The following table sets forth certain information, as of April 10, 2006, with respect to the securities holdings of all persons which we, pursuant to filings with the Securities and Exchange Commission, have reason to believe may be deemed the beneficial owners of more than five percent (5%) of outstanding common stock. The table also sets forth, as of such date, the number of shares of common stock beneficially owned by each of our directors, the co-chief executive officers and each of the four other most highly compensated individuals for 2005 who were serving as executive officers of the Company as of December 31, 2005 (the “Named Officers”), individually and as a group.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Shares		Percent (1)
Morgan Stanley	7,714,438	(2)	9.8%
1585 Broadway New York, NY 10036

John N. Seitz	6,934,266	(3)	8.8%
1000 Main Street, Suite 3300 Houston, Texas 77002

William L. Transier	6,850,134	(4)	8.6%
1000 Main Street, Suite 3300 Houston, Texas 77002

Luxor Capital Group	4,993,542	(5)	6.0%
767 Fifth Avenue New York, NY 10153

Bruce H. Stover	1,291,135	(6)	1.6%

Michael D. Cochran	975,852	(7)	1.2%

H. Don Teague	734,493	(8)	*

Lance Gilliland	556,460		*

John B. Connally III	394,607	(9)	*

Robert L. Thompson	307,186	(10)	*

Barry J. Galt	158,959	(11)	*

Nancy K. Quinn	127,512	(11)	*

All directors and executive officers as a group (10 persons)	18,330,604	(12)	22.4%

*	Less than 1%.

(1)	Pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of such shares or to direct the vote or disposition of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares or to direct the vote or disposition of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. This table has been prepared based on 79,022,084 shares of common stock outstanding as of April 10, 2006.

(2)	Based upon its Schedule 13G filed February 15, 2006 with the Securities and Exchange Commission with respect to its securities as of December 31, 2005, Morgan Stanley has sole voting and dispositive power as to 7,712,015 shares and shared voting and dispositive power as to 2,423 shares.

(3)	Includes 250,000 shares issuable upon exercise of options.

(4)	Includes 250,000 shares issuable upon exercise of options. Also includes 12,500 shares owned of record by Lighthouse Bypass Trust of which Mr. Transier is the trustee and has voting and investing power. Mr. Transier has no economic interest in the 12,500 shares owned by the Lighthouse Bypass Trust.

(5)	Based upon its Schedule 13G filed February 14, 2006 with the Securities and Exchange Commission with respect to its securities as of December 31, 2005, collectively Luxor Capital Group beneficially owns 4,993,542 shares of common stock, including beneficial ownership related to our 6% convertible senior notes which are convertible into 4,446,813 shares of common stock. Members of the group have the following voting and dispositive power: Luxor Capital Partners Offshore, Ltd. has shared voting and dispositive power as to 3,595,618 shares, LCG Select, LLC has shared voting and dispositive power as to 176,261 shares, LCG Select, Offshore, Ltd. has shared voting and dispositive power as to 800,548 shares, Luxor Capital Group, LP has shared voting and dispositive power as to 4,993,542 shares, Luxor Management, LLC has shared and dispositive power as to 4,993,542 shares, LCG Holdings, LLC has shared voting and dispositive power as to 176,261 shares, Christian Leone has shared voting and dispositive power as to 4,993,542 shares.

(6)	Includes 300,000 shares issuable upon exercise of options.

(7)	Includes 191,667 shares issuable upon exercise of options. Also includes 250,000 shares owned of record by 1600 Group, LLC, of which Mr. Cochran is the manager and has sole voting and investing power.

(8)	Includes 191,667 shares issuable upon exercise of options.

(9)	Includes 120,000 shares issuable upon exercise of options. Also includes 32,050 shares owned of record by Pin Oak Energy Partnership, of which Mr. Connally owns 50% of the partnership interest and has voting and investing power.

(10)	Includes 83,333 shares issuable upon exercise of options.

(11)	Includes 20,000 shares issuable upon exercise of options.

(12)	Includes 1,426,667 shares issuable upon exercise of options.
     Series B Preferred Stock. The holders of our Series B preferred stock are entitled to vote with the holders of common stock on all matters for which stockholders are entitled to vote. Each share of Series B preferred stock is entitled to one vote per share.
     As of April 10, 2006, we have reason to believe that Michael Lauer, 7 Dwight Lane, Greenwich, Connecticut 06831, was the beneficial owner of all 19,714 outstanding shares of Series B preferred stock.
Management
     The following table sets forth certain information about each Named Officer.

Name	Age	Positions Held
William L. Transier	51	Co-Chief Executive Officer and Director
John N. Seitz	54	Co-Chief Executive Officer and Director
Bruce H. Stover	57	Executive Vice President, Operations and Business Development
Michael D. Cochran	64	Executive Vice President, Exploration
H. Don Teague	63	Executive Vice President, Administration, General Counsel and Secretary
Lance Gilliland	38	Executive Vice President, Chief Financial Officer
Robert L. Thompson	59	Vice President, Chief Accounting Officer and Corporate Planning
     The following is a brief summary of the business experience of each of the above-named individuals:
     William L. Transier. Mr. Transier has served as co-chief executive officer and director of the Company since February 2004. From November 2003 to February 2004, Mr. Transier was founder and co-chief executive officer of NSNV, Inc. From 1999 to 2003, Mr. Transier was executive vice president and chief financial officer for Ocean Energy, Inc. prior to its merger with Devon Energy Corporation. Mr. Transier began his career in public accounting with KPMG LLP, an international audit and business strategy consulting firm, where he rose to the title of partner and headed its energy practice. Mr. Transier is a director of Reliant Energy Inc. and Helix Energy Solutions Group, Inc. He is a former chairman of the Natural Gas Supply Association, and serves as chairman of the Texas Department of Information Resources, having been appointed to this post by Texas Governor Rick Perry.

     John N. Seitz. Mr. Seitz has served as co-chief executive officer and director of the Company since February 2004. From November 2003 to February 2004, Mr. Seitz was founder and co-chief executive officer of NSNV, Inc. From January 2002 to March 2003, Mr. Seitz was chief executive officer, chief operating officer and president of Anadarko Petroleum Corporation, where he held a progression of increasingly responsible executive positions, including Vice President-Exploration from 1997 to 1999 to President and Chief Operating Officer from 1999 to 2003. In 2000, the Houston Geological Society honored him, along with four others, as a “Legend in Wildcatting.” Mr. Seitz began his career with Amoco Production in 1975. Mr. Seitz is a certified professional geological scientist from the American Institute of Professional Geologists and a licensed professional geoscientist with the State of Texas. He serves as trustee for the American Geological Institute Foundation and as director of Input/Output Inc. and Elk Resources Inc.
     Bruce H. Stover. Mr. Stover has served as executive vice president operations and business development of the Company since February 2004. From 1997 to 2003, Mr. Stover was senior vice president, worldwide business development for Anadarko. Mr. Stover joined Anadarko in 1980 as chief engineer and in 1989 he was named president and general manager for Anadarko Algeria Corporation where he led the company’s start-up operations in Algeria. In 1993, he was named vice president, acquisitions and in 1997 that position evolved into vice president, worldwide business development. Mr. Stover began his career with Amoco Production in 1972. A member of the Society of Petroleum Engineers, he is active in a number of organizations at the University of Oklahoma including the Board of Visitors-College of Engineering, the Dean’s Advisory Board-School of Petroleum & Geological Engineering and the President’s Associates Council.
     Michael D. Cochran. Dr. Cochran served as executive vice president, exploration of the Company from February 2004 to January 2006. From 2001 to 2003, Dr. Cochran was senior vice president, strategy and planning, for Anadarko. From 1997 to 2001, he served as vice president, worldwide exploration. He joined Anadarko in 1987 as chief geophysicist and, subsequently held managerial positions in various exploration areas. Dr. Cochran began his career with Gulf Oil Company in 1968, and served in many capacities in both research and exploration in U.S. and international arenas. Dr. Cochran retired from his position as executive vice president of the Company effective January 1, 2006.
     H. Don Teague. Mr. Teague has served as executive vice president, administration, general counsel and secretary of the Company since March 2004. From 2001 to 2004, Mr. Teague was an independent consultant. Mr. Teague is a member of the Texas State Bar Association.
     Lance Gilliland. Mr. Gilliland has served as executive vice president and chief financial officer of the Company since August 2005. Most recently, Mr. Gilliland was an independent consultant. From 1993 to 2005 Mr. Gilliland was in various positions at Goldman, Sachs & Co., serving in both the mergers and acquisitions and investment banking services departments in New York, Houston and Menlo Park. He began his career with Kidder, Peabody & Co. Inc. in New York. Mr. Gilliland is a Chartered Financial Analyst.

     Robert L. Thompson. Mr. Thompson has served as vice president, chief accounting officer and corporate planning since March 2004. From 2001 to 2003 Mr. Thompson served as vice president and controller of Ocean Energy and from 2000 to 2001 Mr. Thompson served as senior consultant on finance and economics at Cambridge Energy Research Associates. Mr. Thompson spent the majority of his career with Oryx Energy Company and its predecessors. His positions there included Director-Financial Analysis, Director-Business Planning and Acquisitions, and Controller and Vice President-Planning. Mr. Thompson is a certified public accountant.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Such officers, directors and ten percent (10%) stockholders are also required by applicable Securities and Exchange Commission rules to furnish us with copies of all forms filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act. Based solely on our review of the copies of such forms we received, we believe that during the fiscal year ended December 31, 2005 all Section 16(a) filing requirements applicable our officers, directors and 10% stockholders were satisfied in a timely fashion, except for the following reports, which were filed late: one report on Form 4 for William L. Transier for disclosure of two transactions; one report on Form 4 for H. Don Teague for disclosure of one transaction; one report on Form 4 for Lance Gilliland for disclosure of two transactions; three reports on Form 4 for John B. Connally III for disclosure of 12 transactions; two reports on Form 4 for Nancy K. Quinn for disclosure of three transactions; and two reports on Form 4 for Barry J. Galt for disclosure of three transactions.
Directors’ Meetings and Committees of the Board of Directors
     Our board of directors held ten meetings during 2005 and executed one unanimous consent in lieu of meeting. Each director attended at least 75% of the aggregate total number of meetings of the board of directors and the committees on which such director served during his or her tenure of service. Our board of directors is comprised of a majority of independent directors as required by the rules of the American Stock Exchange. The board has determined that Ms. Quinn and Messrs. Connally and Galt are independent under applicable American Stock Exchange listing standards.
     The board of directors currently has the following standing committees:
     Audit Committee. The audit committee consists of Ms. Quinn and Messrs. Connally and Galt. Ms. Quinn serves as chairman of the audit committee and is the audit committee financial expert. The audit committee held eight meetings during 2005. The board of directors has determined the members of the audit committee to be independent in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act and the rules of the American Stock Exchange. The committee is appointed by the board of directors to assist the board in oversight of (i) the integrity of our financial statements, (ii) the compliance by the company with legal and regulatory requirements, (iii) the performance of our internal audit function and independent auditors, and (iv) the independent auditors’ qualifications and independence. The audit committee charter is available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. The report of the audit committee is set forth beginning on page 11.
     Compensation Committee. The compensation committee consists of Ms. Quinn and Messrs. Connally and Galt. Mr. Connally serves as chairman of the compensation committee. The compensation committee held four meetings during 2005. The board of directors has determined the members of the compensation committee to be independent in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act and the rules of the American Stock Exchange. The committee is appointed by the board of directors and has overall responsibility for reviewing, evaluating and approving our executive officer compensation arrangements, plans and policies. The compensation committee charter is available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. The report of the compensation committee is set forth beginning on page 19.
     Governance and Nominating Committee. The governance and nominating committee consists of Ms. Quinn and Messrs. Connally and Galt. Mr. Galt serves as chairman of the governance and nominating committee. The committee held four meetings during 2005. The board of directors has determined the members of the governance and nominating committee to be independent in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act and the rules of the American Stock Exchange. The governance and nominating committee is appointed by the board of directors to (i) assist the board in identifying individuals qualified to become board members and to recommend to the board individuals to be nominees for election at the annual meetings of stockholders or to be appointed to fill vacancies; (ii) recommend to the board director nominees for each committee of the board; (iii) advise the board about appropriate composition of the board and its committees; (iv) recommend corporate governance guidelines and to assist the board in implementing those guidelines; (v) assist the board in its annual review of the performance of the board and its committees; and (vi) recommend to the board appropriate compensation for the directors.
     Qualification and Nomination of Director Candidates. The governance and nominating committee has the responsibility under its charter to recommend nominees for election as directors to the board of directors. In considering candidates for the board of directors, the governance and nominating committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the governance and nominating committee. While the governance and nominating committee does not maintain a formal list of qualifications, in making its evaluation and recommendation, it may consider, among other factors, whether the candidate is independent, has relevant business and financial experience, has industry or other specialized expertise and possesses high ethical standards and integrity.

     Recommendation or Nomination of Directors by Stockholders. The governance and nominating committee does not have a policy with regard to the consideration of any director candidates recommended by our stockholders. The board of directors believes that the governance and nominating committee charter provides adequate and proper procedures for identifying director nominees and, therefore, it is appropriate not to have such a policy.
     The governance and nominating committee charter is available on our website at www.endeavourcorp.com or in print to any stockholder who requests it.
     Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing to our corporate secretary. The written notice should contain the name and address of the stockholder recommending the candidate, the candidate’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended as a potential director, such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current Securities and Exchange Commission rules, and an indication of the individual’s willingness to serve as a director. The governance and nominating committee will consider all candidates recommended by any stockholder who complies with the foregoing procedures on the same basis as candidates recommended by our directors and other sources.
     Director Attendance at Annual Meeting. The board’s policy regarding director attendance at annual meetings of stockholders is that they are welcome to attend, and that the Company will make all appropriate arrangements for directors who choose to attend. Our 2005 Annual Meeting of Stockholders was held on August 25, 2005 and all directors attended the meeting. It is anticipated that all of the directors will attend the 2006 Annual Meeting.
Code of Business Conduct
     We have adopted a Code of Business Conduct which applies to all employees, including all executive officers. The Code of Business Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. The Code of Business Conduct is posted on our website at www.endeavourcorp.com under the “Investor Relations-Corporate Governance” caption.
Report of the Audit Committee
     The audit committee is governed by a charter adopted by the board of directors and is comprised of three independent outside directors. The board of directors has determined that Ms. Quinn is an audit committee financial expert, based on the definition and additional expertise factors outlined by the Securities and Exchange Commission.
     Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that we follow. The independent auditors are responsible for auditing our financial statements annually, for reviewing our unaudited interim financial statements and for reporting on certain matters to the audit committee. The audit committee’s primary responsibility is to monitor and oversee these processes and the independence and performance of our independent auditors. The audit committee’s specific responsibilities are set forth in the audit committee charter.
     The audit committee has reviewed and discussed with management the audited financial statements contained in our Form 10-K for the year ended December 31, 2005 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. It has also met with KPMG LLP, our independent auditors, with and without management present, to discuss the results of their audit and their evaluation of our internal controls.
     The audit committee has also discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.
     The audit committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and has discussed with KPMG LLP such independent auditors’ independence. The audit committee has also considered whether the provisions of non-audit services to the Company by KPMG LLP are compatible with maintaining their independence.
     Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission.
     This report is submitted on behalf of the audit committee.

Nancy K. Quinn, Chairman
John B. Connally III
Barry J. Galt
Independent Public Accountants and Audit Fees Summary
     Change in Independent Accountant. Our principal accountant for 2002 and 2003 was LJ Soldinger Associates, LLC. In February 2004, we completed a series of transactions that significantly expanded our scope and objectives under the leadership of a new management team. After the transactions were consummated, the board of directors determined that a change in independent auditors was appropriate. Effective April 29, 2004, the audit committee of the board of directors approved such change. During the two-year period ended December 31, 2003 and the subsequent period prior to such change, there were no disagreements with the former independent auditor, whether resolved or not, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of the former independent auditor, would have caused it to make reference to the subject matter of the disagreement in connection with its report. The former independent auditor’s reports for each year of the two-year period ended December 31, 2003 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.
     Effective April 29, 2004, the audit committee of the board of directors approved the engagement of KPMG LLP as the principal accountant to audit our financial statements. During the two-year period ended December 31, 2003 and the subsequent period prior to such appointment, we did not consult the newly engaged independent auditor regarding either the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements, nor on any matter that was either the subject of a disagreement or a reportable event.
     A representative from KPMG LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions. No representative from LJ Soldinger Associates, LLC is expected to be present at the Annual Meeting.
     Audit and Non-Audit Fees Summary. The total fees billed by the respective principal accountant for fiscal years 2005 and 2004 consisted of:

	2005	2004
Audit Fees (1)	$589,000	$468,000
Audit-Related Fees (2)	159,660	64,000
Tax Fees (3)	21,282	18,667
All Other Fees (4)	4,489	3,521

(1)	Audit fees relate to professional services rendered for the audit of the annual financial statements on Form 10-K, the review of financial statements included in quarterly reports on Form 10-Q and audit services provided in connection with statutory and regulatory filings, including audit of internal controls over financial reporting.

(2)	Audit-related fees relate to professional services rendered for registration statements and offerings.

(3)	Tax fees relate to professional services rendered related to international tax compliance and consulting.

(4)	Other fees relate to professional services rendered related to assistance with registration of a foreign (Norwegian) entity.
     The audit committee approved 100% of the fees paid to our principal accountant for audit-related, tax and other fees. The audit committee pre-approves all non-audit services to be performed by our principal accountant in accordance with the audit committee charter.
Compensation of Directors
     Under our compensation guidelines for non-employee directors, each outside director receives annual compensation of 20,000 shares of restricted common stock and options to purchase 20,000 shares of common stock. Both the restricted common stock and the options vest in three annual increments. Our outside directors receive $2,500 per annum for service as a committee chairman and $1,000 for each board or committee meeting attended. All directors’ fees are paid on a quarterly basis. We have offered the directors the option of making an annual election to receive shares of common stock, for a number of shares equal in value to 125% of the cash payment that they would have otherwise received. For the year 2005, all of the directors elected to take such shares in lieu of cash payments.
     Under these guidelines, in February 2005 we issued grants to each of our non-employee directors of 20,000 shares of restricted common stock and options to purchase 20,000 shares of common stock at an exercise price of $3.89 per share, each vesting in three annual increments, for services performed by the non-employee directors in 2004. In August 2005, we issued grants to each of our non-employee directors of 20,000 shares of restricted common stock and options to purchase 20,000 shares of our common stock with an exercise price of $5.02 per share, each vesting in three annual increments for services performed by the non-employee directors in 2005.
Executive Compensation
     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended December 31, 2005 for all Named Officers in place at December 31, 2005 and for the years ended December 31, 2005, 2004 and 2003. All of the Named Officers began their positions with us during 2004, except Mr. Gilliland who began his position in August 2005.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards
				“In Lieu” of	Restricted
				Cash	Stock	Securities
		Salary	Bonus	Compensation	Award(s)	Underlying
Name & Principal Position	Year	($)	($)	($) (5), (6)	($) (5), (7)	Options (#)
William L. Transier (1)	2005	$250,000	$500,000	$250,000	$1,050,000	250,000
Co-Chief Executive Officer and	2004	$14,674	—	$500,000	$500,000	250,000
Director
John N. Seitz (1)	2005	$250,000	$500,000	$250,000	$1,050,000	250,000
Co-Chief Executive Officer and	2004	$14,674	—	$500,000	$500,000	250,000
Director
Bruce H. Stover (1)	2005	$175,000	$175,000	$175,000	$420,000	100,000
Executive Vice President,	2004	$175,000	—	$175,000	$1,000,000	500,000
Business Development and Operations
Michael D. Cochran (1)	2005	$175,000	$175,000	$175,000	$315,000	75,000
Executive Vice President,	2004	$175,000	—	$175,000	$500,000	250,000
Exploration
H. Don Teague (2)	2005	$150,000	$150,000	$150,000	$814,000	75,000
Executive Vice President,	2004	$112,500	—	$150,000	$500,000	250,000
Administration, General Counsel and Secretary
Lance Gilliland (3)	2005	$59,731	—	$200,000	$2,008,000	400,000
Executive Vice President, Chief Financial Officer
Robert L. Thompson (4)	2005	$100,000	$80,000	$100,000	$105,000	50,000
Vice President, Chief	2004	$89,611	—	$100,000	$200,000	100,000
Accounting Officer and Corporate Planning

(1)	Assumed position on February 26, 2004.

(2)	Assumed position on March 29, 2004.

(3)	Assumed position on August 26, 2005.

(4)	Assumed position on March 1, 2004.

(5)	For purposes of this table, we valued the 2004 restricted stock granted to the Named Officers at the agreed $2.00 per share price at which we contemporaneously sold 25,000,000 common shares to institutional and accredited investors in a private placement. At the time of the 2004 grants our common stock was very thinly traded. On February 26, 2004 the closing price per share of our common stock as reported on the “Pink Sheets” was $3.92 on a reported volume of 1,000 shares for the day.

(6)	The “In-Lieu” of Cash Compensation represents a portion of annual compensation elected by the Named Officer to be received in the form of restricted stock.

(7)	The restricted stock awarded during 2004 and 2005 vests 33⅓% per year on each grant anniversary beginning in the first year subsequent to the grant, except 100,000 shares granted to Mr. Teague on August 25, 2005 which vest on the grant anniversary of the third year. On December 31, 2005, the Named Officers as a group held 2,408,334 unvested shares of restricted stock valued at $7,947,502 using the December 30, 2005 closing stock price of $3.30 per share. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.
Option/SAR Grants in 2005
     The following table sets forth information with respect to grants of options in 2005 pursuant to our incentive plan to the Named Officers. We did not grant any stock appreciation rights in 2005.

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
	Individual Grants				for Option Term
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or
	Options	Employees	Base Price	Expiration
Name	Granted (#)	in Year	($/share)	Date	5% ($)	10% ($)
William L. Transier	250,000	15%	$4.20	01/02/10	$290,096	$717,901
John N. Seitz	250,000	15%	$4.20	01/02/10	$290,096	$717,901
Bruce H. Stover	100,000	6%	$4.20	01/02/10	$116,038	$287,160
Michael D. Cochran	75,000	5%	$4.20	01/02/10	$87,029	$215,370
H. Don Teague	75,000	5%	$4.20	01/02/10	$87,029	$215,370
Lance Gilliland	400,000	24%	$5.02	08/25/10	$554,773	$1,372,900
Robert L. Thompson	50,000	3%	$4.20	01/02/10	$58,019	$143,580

Aggregated Option/SAR Exercises in the
2005 Fiscal Year and Fiscal Year-End Option/SAR Values
     The following table sets forth information with respect to the unexercised options to purchase common stock granted to the Named Officers and held by them at December 31, 2005.

			Number of	Number of	Value of
			Securities	Securities	Unexercised	Value of
			Underlying	Underlying	In-The-	Unexercised
			Unexercised	Unexercised	Money	In-The-Money
			Options at	Options at	Options at	Options at
			Fiscal Year-	Fiscal Year-	Fiscal Year-	Fiscal Year-
	Shares	Value	End (#)	End (#)	End ($)	End ($)
	Acquired on	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise (#)	($)	(1)	(1)	(1)	(1)
William L. Transier	—	—	83,333	416,667	$108,333	$216,667
John N. Seitz	—	—	83,333	416,667	$108,333	$216,667
Bruce H. Stover	—	—	133,333	366,667	$173,333	$346,667
Michael D. Cochran	—	—	83,333	241,667	$108,333	$216,667
H. Don Teague	—	—	83,333	241,667	$108,333	$216,667
Lance Gilliland	—	—	—	400,000	—	—
Robert L. Thompson	—	—	33,333	116,667	$43,333	$86,667

(1)	The last sales price of our common stock on December 30, 2005 as reported on the American Stock Exchange was $3.30 per share.
Employment, Change-in-Control and Severance Agreements
     Co-Chief Executives. Our co-chief executives entered into identical three-year employment agreements with us upon commencement of their employment in February 2004. Under the employment agreements, each is entitled to an annual salary of $500,000, payable in cash or stock at the executive’s election. For 2005 each of the co-chief executives elected to receive 50% of their salary in cash and 50% of their salary in restricted common stock at a price of $4.20 per share or 59,000 restricted shares. For 2004, each of the co-chief executives elected upon commencement of employment to be paid entirely in restricted common stock at an agreed $2.00 price per share, or 250,000 restricted shares. Under the agreements, each is also eligible for annual bonus consideration of up to 200% of base pay, all or any portion of which may be awarded in the sole discretion of our board of directors on advice of its Compensation Committee. In 2005, each co-chief executive was awarded a bonus of $500,000. No bonus awards were made during 2004.
     The employment agreements also require the payment on termination of employment during the contract term (i) at our election other than as a result of the executive’s misconduct or disability or (ii) at the executive’s election following a “corporate change” or a breach of the employment agreement by us, of three times the executive’s most recent annual salary and bonus (or a deemed bonus of 100% of salary if no bonus was paid in the prior year). In addition, all unvested employee restricted common stock and options would vest upon any such termination.

     If either of the co-chief executives were to receive an excess parachute payment as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which would be subject to excise tax, we will also reimburse all such tax payable by him plus any additional excise and income taxes related to the reimbursement.
     For purposes of Messrs. Transier’s and Seitz’s agreements, a “corporate change” includes: (i) the acquisition by any person, other than the Company or its affiliates, of 30% or more of our combined voting power resulting in a change of a majority of the members of the board; (ii) the replacement of a majority of the directors under certain circumstances during a two-year period; and (iii) the consummation of certain mergers or approval of a plan for the sale or disposition of substantially all of our assets.
     Other Executive Officers. Although our executive officers (other than the co-chief executive officers) do not have employment or severance agreements, each holds employee stock options certain of which have not vested and restricted stock grants as to which conditions to full vesting (and, therefore, lapse of forfeiture restrictions) have not occurred. In each case, if a “Change in Control” occurs all vesting requirements will be accelerated such that options held by executive officers to purchase approximately 2.2 million shares will become exercisable in full and all restrictions on approximately 2.7 million shares covered by restricted stock grants will lapse in full.
     Under the terms of the options, a “Change In Control” is defined to include (i) a sale or transfer of substantially all of our assets; (ii) the dissolution or liquidation of the Company; (iii) a merger, reorganization or consolidation in which we are acquired by another person or entity (other than a holding company formed by the Company); or (iv) the sale in a single transaction or series of related transactions of stock representing more than 50% of the voting power of all of our outstanding shares.

Information Regarding Equity Compensation Plans Not Subject to Security Holder Action
     The following table sets forth, as of December 31, 2005, information with respect to securities authorized for issuance under equity compensation plans.
Equity Compensation Plan Information

Number of
securities
remaining
	Number of	Weighted-	available for
	securities to be	average	future issuance
	issued upon	exercise price	under equity
	exercise of	of outstanding	compensation
	outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected
	and rights	rights	in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,117,000	$2.92	4,471,504
Equity compensation plans not approved by security holders	1,170,000	$3.39	—
Total	2,877,500	$3.05	4,471,504
     Of the 1,170,000 options identified above, 400,000 options were issued to Mr. Gilliland upon employment with the Company in August 2005, 495,000 options were issued to our directors in August 2003 and 275,000 options were issued to outside consultants in May and July 2001 for services provided. The options issued to Mr. Gilliland have a term of five years from the date of grant and vest equally over three years and the remainder of options have terms of five years from the date of grant and were immediately exercisable after issuance. The options were not issued pursuant to any formal plan.
Compensation Committee Report on Executive Compensation
     The compensation committee oversees the administration of compensation programs applicable to all of our employees, including our executive officers, under a charter adopted by the board of directors. The committee is comprised of three independent outside directors. The committee has the sole authority to approve to the extent the committee determines necessary or appropriate the following compensation items based on such evaluation: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements and severance arrangements and (e) any special or supplemental benefits, a significant portion of which should be, in the committee’s view, equity-based compensation, intended to align the executives’ interests with those of our stockholders and minimize each expense in our present stage of development.
     The committee encourages our growth and enhances stockholder value through the creation and maintenance of compensation opportunities that attract and retain the highest caliber executive talent in the industry. To achieve those goals, the compensation committee believes that the compensation of all employees, including executive officers, should include the following three main components: (i) base salary that is competitive with compensation offered by other oil and gas exploration and production enterprises similar to us; (ii) potential for annual bonus based on our overall performance as well as individual performance; and (iii) the opportunity to participate in long-term stock-based incentives that are intended to encourage the achievement of superior results over time and to align executive and stockholder interests. The committee is of the view that present executive officer compensation arrangements are consistent with the above principles.
     The committee annually reviews and approves compensation arrangements of all executive officers in conjunction with a review of the evaluation of their performance. Adjustments, if any, reflect each executive officer’s contribution to the performance of the Company as well as changes in market conditions or job responsibilities. In establishing base salaries for the executive officers, the compensation committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience, consideration of comparative market data for similar positions within the peer group. In December 2005 the committee reviewed and approved the compensation packages of our executive officers.
     Co-Chief Executive Officer Compensation. The compensation packages of our co-chief executive officers are governed by employment contracts entered into in connection with the NSNV, Inc. merger, and the committee’s involvement in their terms of employment during 2005 consisted of monitoring compliance by the co-chief executives with their contract terms (see “Employment, Change-in-Control and Severance Agreements, Co-Chief Executives”).
     This report is submitted on behalf of the compensation committee.

John B. Connally III, Chairman
Nancy K. Quinn
Barry J. Galt
Compensation Committee Interlocks and Insider Participation
     None of the members of our compensation committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board or compensation committee of any other entity that has or has had an executive officer who served as a member of our board of directors or compensation committee during 2005.
Certain Relationships and Related Transactions
     Sublease with Reliant Energy Corporate Services, LLC. During third quarter of 2004 we executed a sublease for office space with Reliant Energy Corporate Services, LLC through March 31, 2008. Mr. Transier, a director and co-chief executive officer, is a member of the board of directors of the parent company of Reliant Energy Corporate Services, LLC. Per the contract, lease payments are approximately $180,000 for each of the years ended December 31, 2005, 2006 and 2007 and $45,000 for the year ended December 31, 2008.

     Contract with GX Technology Corporation. In December 2004 we entered into a contract with GX Technology Corporation pursuant to which GX Technology Corporation would provide seismic data analysis for approximately $0.3 million, which was paid during 2005. Mr. Seitz, a director and co-chief executive officer, is a member of the board of directors of the parent company of GX Technology Corporation.
     Sale of Partnership Interest. In April 2005, we sold our partnership interest in PHT Partners, LP to a private entity for $19.5 million. Andrew Cochran, the son of Michael D. Cochran, an executive officer, became an employee in April 2005 of that UK private entity. The sale price was determined by negotiations between our management and the management of the purchasing entity and approved by our board of directors after disclosure of such relationship.
Stockholder Communications with Directors
     Any stockholder or other interested party may contact our board of directors by submitting in writing a communication to the Office of the Corporate Secretary, Endeavour International Corporation, 1000 Main Street, Suite 3300, Houston, Texas 77002. All such communications, other than advertisements or other solicitations, will be forwarded to the appropriate director(s) for review.
Performance Graph
     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:
1.	$100 was invested in common stock on February 27, 2002 (the date our common stock became eligible for quotation on the NASDAQ Over-The-Counter Bulletin Board Trading System1), and $100 was invested in each of the S&P 500 Index and the Peer Group (as defined below) on February 27, 2002 at the closing price on such date.

2.	The Peer Group investment is weighted based on the market capitalization of each individual company within the applicable peer group at the beginning of the period and each year.

3.	Dividends are reinvested on the ex-dividend dates.

[1]	Prior to December 31, 2001, there was no public trading market for our common stock. On December 10, 2001, the common stock became eligible for quotation in the “Pink Sheets.” However, during the period December 10, 2001 through February 26, 2002, there were no bid or ask prices quoted on our common stock. On February 27, 2002, the common stock became eligible for quotation on the NASDAQ Over-The-Counter Bulletin Board Trading System. On June 15, 2004 the common stock began trading on the American Stock Exchange under the symbol END.

     The industry peer group (“Peer Group”) is comprised of the following oil and gas producers: ATP Oil & Gas Corporation, Denbury Resources Inc., Forest Oil Corporation, The Houston Exploration Company, Remington Oil and Gas Corporation and Stone Energy Corporation.

	27-Feb-02	31-Dec-02	31-Dec-03	31-Dec-04	31-Dec-05
Endeavour International Corporation	$100.00	$136.00	$58.13	$111.73	$88.00
S&P500 Index	$100.00	$79.27	$100.18	$109.19	$112.47
Peer Group	$100.00	$105.00	$126.86	$245.53	$136.14
     There can be no assurance that our stock performance will continue into the future with the same or similar trends depicted in the performance graph. We will not make or endorse any predictions as to future stock performance.

Approval of an Amendment to the Company’s
Amended and Restated Articles of Incorporation
(Proposal Two)
     An amendment to our Amended and Restated Articles of Incorporation (the “Articles”) is proposed to be approved by the stockholders at the Annual Meeting. The Board of Directors recommends an increase in the number of authorized shares of our stock, par value $0.001 per share, from 160,000,000 to 310,000,000, 300,000,000 of which would be common stock, an increase of 150,000,000 shares, and 10,000,000 of which would be preferred stock. As of April 10, 2006, we had a total of 79,022,084 shares of common stock outstanding, 4,471,504 shares of common stock reserved for future issuance under our equity incentive plan and pursuant to other outstanding options, and 19,714 shares of Series B preferred stock outstanding. Also as of that date 16,185,259 shares of common stock were reserved for issuance under our outstanding 6% Convertible Senior Notes. The Articles are proposed to be amended so that the first paragraph of Section 4.01 of the Articles would read in its entirety as follows:
Section 4.01. Number and Class. The total number of shares of authorized capital stock of the corporation that the corporation shall have the authority to issue is Three Hundred Ten Million (310,000,000), of which Three Hundred Million (300,000,000) shares having a par value of $0.001 per share shall be designated as Common Stock and Ten Million (10,000,000) shares having a par value of $0.001 per share shall be designated as Preferred Stock.
     We are required, under Nevada corporate law, to obtain approval from our stockholders to amend the Articles. This amendment, if approved by the stockholders, would become effective by the filing of an amendment to the Articles with the Secretary of State of the State of Nevada, which would be filed as soon as reasonably practicable after the Annual Meeting.
     The proposed amendment does not change the terms of the common stock. The shares of common stock to be authorized and issued will have full voting rights and the same rights to dividends and distributions. There are also no preemptive rights regarding the shares of common stock.
Reasons for the Proposed Amendment
     We anticipate that we may in the future need to issue additional shares in connection with acquisitions, financing transactions, public offerings of common stock or convertible securities, incentive equity plans and for corporate purposes that have not yet been identified. We submit this proposal to our stockholders to ensure that an adequate supply of authorized shares is available in the future for our general corporate needs. To provide our company with the certainty and flexibility to undertake these types of transactions to support our business and planned future business growth, our board believes that it is advisable and in the best interest of our company and our stockholders to amend the Articles to increase the number of authorized shares of our common stock.
     The board believes the 150,000,000 share increase in the authorized shares of common stock is in the stockholders’ best interest. If the amendment is approved, the additional authorized shares of common stock would be available for issuance in the future for corporate purposes, including, without limitation, financings, acquisitions, stock splits, stock dividends and management incentive and employee benefit plans, as the board may deem advisable, without the necessity of further stockholder action, except as may be required by applicable law or the stock exchange regulations.
     The issuance of additional shares of common stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of diluting our current stockholders and could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. We are not aware of any attempts on the part of a third party to effect a change of control of the Company and the amendment has been proposed for the reasons stated above and not for any possible anti-takeover effects it may have.
Vote Required
     The approval of the amendment to our Articles requires the affirmative vote of a majority of the shares outstanding on the record date. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. For the approval of the amendment to our Articles, you may vote “FOR” or “AGAINST” or abstain from voting. Abstentions and broker non-votes have the effect of a vote against the amendment to our Articles.
     The board of directors recommends voting “For” the Amendment to our Articles.
     Unless otherwise instructed or unless authority to vote is withheld, when properly executed and returned, the enclosed proxy will be voted FOR the Amendment to our Articles.
Deadlines for Stockholder Proposals for Next Year’s Annual Meeting
     You may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the Securities and Exchange Commission. We must receive proposals intended for inclusion in next year’s proxy statement and proxy card no later than January 1, 2007. All proposals and notifications should be addressed to the Office of the Corporate Secretary, Endeavour International Corporation, 1000 Main Street, Suite 3300, Houston, Texas 77002. If the Company does not receive notice of any matter that a stockholder wishes to raise at the annual meeting in 2007 by March 12, 2007 and the matter is raised at that meeting, the proxy holders for next year’s meeting will have discretionary authority to vote on the matter.
Other Matters
     The board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

H. Don Teague
Secretary
April 27, 2006

Endeavour International Corporation
1000 Main Street, Suite 3300, Houston, Texas 77002
PROXY
This Proxy is Solicited By and on Behalf of the Board of Directors for the
Annual Meeting of Stockholders, June 1, 2006
          The undersigned hereby appoints William L. Transier and John N. Seitz, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of Endeavour International Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endeavour International Corporation to be held in Houston, Texas on Thursday, June 1, 2006 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

1.	Election of Class II Directors:		For	Withheld
	01-Nancy K. Quinn		☐	☐
	02-John N. Seitz		☐	☐

2.	Approval of an Amendment to the Company’s Amended and Restated Articles of Incorporation:	For	Against	Abstain
		☐	☐	☐

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(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

This proxy will be voted as indicated by the stockholder(s). If no choice is indicated above, this proxy will be voted “for” the election of each of the directors and “for” the approval of an amendment to the Company’s Amended and Restated Articles of Incorporation.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

Please note any address changes.	Date:

Signature of Stockholder:

Signature of Stockholder:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should Sign. When signing as an executor, administrator, Attorney, trustee or guardian, please give full title as such.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

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YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:
1.	VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at 1-866-626-4508 on a touch-tone telephone
OR
2.	VOTE BY INTERNET: Log-on to www.votestock.com Enter your control number printed below Vote your proxy by checking the appropriate boxes Click on “Accept Vote”
OR
3.	VOTE BY MAIL: If you do not wish to vote by telephone or over the internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.
YOUR CONTROL NUMBER IS:
[Control # ]